SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

The Procter & Gamble Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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THE PROCTER & GAMBLE COMPANY

Notice of Annual Meeting

and

Proxy Statement

Procter & Gamble Hall

at the Aronoff Center for the Arts

Annual Meeting of Shareholders

October 8, 2002

Fellow P&G Shareholders:
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Proxy Statement
Voting Information
Election of Directors
Nominees for Election as Directors with Terms Expiring in 2005
Committees of the Board
Additional Information Concerning the Board of Directors
Report of the Compensation Committee of the Board of Directors on Executive Compensation
Executive Compensation Tables
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION/STOCK APPRECIATION RIGHT (SAR) EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES(1)
RETIREMENT BENEFITS
Comparison of Five-year Cumulative Total Return
Security Ownership of Management and Certain Beneficial Owners
COMMON STOCK
Section 16(a) Beneficial Ownership Reporting Compliance
Transactions with Executive Officers, Directors and Others
Report of the Audit Committee
Proposal to Ratify Appointment of Independent Auditors
Shareholder Proposals
Shareholder Proposal No. 1
Shareholder Proposal No. 2
Shareholder Proposal No. 3
2003 Annual Meeting Date
Other Matters

THE PROCTER & GAMBLE COMPANY
P.O. Box 599
Cincinnati, Ohio 45201-0599

August 23, 2002

Fellow P&G Shareholders:

      It is my pleasure to invite you to this year’s annual meeting of shareholders, which will be held on Tuesday, October 8, 2002.

      The meeting will start at 12:00 noon, Eastern Daylight Time, at the Procter & Gamble Hall at the Aronoff Center for the Arts, 650 Walnut Street, in Cincinnati.

      I appreciate your continued confidence in the Company and look forward to seeing you on October 8.

Sincerely,

A. G. LAFLEY
Chairman of the Board, President and Chief Executive

THE PROCTER & GAMBLE COMPANY

P.O. Box 599
Cincinnati, Ohio 45201-0599

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 23, 2002

Date: Tuesday, October 8, 2002
Time: 12:00 noon, Eastern Daylight Time

Place:	Procter & Gamble Hall at the Aronoff Center for the Arts 650 Walnut Street, Cincinnati, Ohio

Purposes of the meeting:

•	To review the minutes of the 2001 annual meeting of shareholders;
•	To receive reports of officers;
•	To elect five members of the Board of Directors;
•	To vote on a proposal to ratify the appointment of the independent auditors;
•	To vote on shareholder proposals; and
•	To consider any other appropriate matters brought before the meeting.

Who may attend the meeting:

      Only shareholders, persons holding proxies from shareholders, and representatives of the media and financial community may attend the meeting.

      Shareholders attending the meeting who are hearing-impaired should identify themselves during registration so they can sit in a special section where an interpreter will be available.

What to bring:

      If your shares are registered in your name, you should bring the enclosed admission ticket to the meeting.

      If your shares are held in the name of a broker, trust, bank, or other nominee, you will need to bring a proxy or letter from that broker, trust, bank, or nominee that confirms that you are the beneficial owner of those shares.

Webcast of the Annual Meeting:

      If you are not able to attend the meeting in person, you may listen to a live audiocast of the meeting on the Internet by visiting http://www.pg.com/investors at 12:00 noon on October 8, 2002.

Record Date:

      July 26, 2002 is the record date for the meeting. This means that owners of Procter & Gamble stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and
•	vote at the meeting and any adjournments or postponements of the meeting.

Annual Report:

      We have mailed a copy of the annual report for the fiscal year that ended June 30, 2002 to each shareholder of record as of July 26, 2002. The annual report is not part of the proxy solicitation materials.

Proxy Voting:

      Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet, by telephone, or by using the proxy card that is enclosed. Please see your proxy card for specific instructions on how to vote.

      Our proxy tabulator, Automatic Data Processing, must receive any proxy that will not be delivered in person to the annual meeting by 9:00 a.m. on Tuesday, October 8, 2002.

By order of the Board of Directors,

TERRY L. OVERBEY
Secretary

Voting Information	2
Election of Directors	4
Committees of the Board	8
Additional Information Concerning the Board of Directors	9
Report of the Compensation Committee of the Board of Directors on Executive Compensation	10
Summary Compensation Table	14
Option Grants in Last Fiscal Year	16
Aggregated Option/Stock Appreciation Right (SAR) Exercises in Last Fiscal Year and Fiscal Year-end Option/SAR Values	16
Retirement Benefits	17
Comparison of Five-year Cumulative Total Return	18
Security Ownership of Management and Certain Beneficial Owners	19
Section 16(a) Beneficial Ownership Reporting Compliance	22
Transactions with Executive Officers, Directors and Others	22
Report of the Audit Committee	22
Proposal to Ratify Appointment of Independent Auditors	23
Shareholder Proposals	24
2003 Annual Meeting Date	28
Other Matters	28

Proxy Statement

      This proxy statement and the accompanying proxy card are being mailed to Procter & Gamble shareholders beginning August 23, 2002. We are soliciting your proxy to vote your shares at the 2002 annual meeting of shareholders. We solicit proxies to give all shareholders of record an opportunity to vote on matters that will be presented at the annual meeting. In the following pages of this proxy statement, you will find information on these matters. This information is provided to assist you in voting your shares.

Voting Information

Who can vote?

      You can vote if, as of the close of business on Friday, July 26, 2002, you were a shareholder of record of Procter & Gamble’s

•	Common Stock;

•	Series A ESOP Convertible Class A Preferred Stock; or

•	Series B ESOP Convertible Class A Preferred Stock.

      Each share of Procter & Gamble stock gets one vote. On July 26, 2002, there were issued and outstanding

•	1,300,236,340 shares of Common Stock;

•	50,436,398 shares of Series A ESOP Convertible Class A Preferred Stock; and

•	36,323,448 shares of Series B ESOP Convertible Class A Preferred Stock

For The Procter & Gamble Shareholder Investment Program participants:

      If you are a participant in The Procter & Gamble Shareholder Investment Program (SIP), you can vote shares of Common Stock held for your account through the SIP custodian.

For The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan participants:

      If you are a participant in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, you can instruct the Trustees of that Trust how to vote the shares of stock that are allocated to your account. If you do not vote your shares, the Trustees will vote them in proportion to those shares for which they have received voting instructions. Likewise, the Trustees will vote shares that have not been allocated to any account in the same manner.

How do I vote by proxy?

      Most shareholders can vote by proxy in three ways:

•	By Internet — You can vote by Internet by following the instructions on your proxy card;

•	By Telephone — in the United States and Canada you can vote by telephone by following the instructions on your proxy card; or

•	By Mail — You can vote by mail by using the enclosed proxy card.

      Please see your proxy card or the information your bank, broker, or other holder of record provided you for more information on these options.

      If you vote by proxy, your shares will be voted in the manner you indicate at the annual meeting. If you sign your proxy card but don’t specify how you want your shares to be voted, they will be voted as the Board of Directors recommends.

Can I change my vote after I return my proxy card?

      Yes. You can change or revoke your proxy by Internet, telephone, or mail at any time before the annual meeting.

Can I vote in person at the annual meeting instead of voting by proxy?

      Yes. However, we encourage you to complete and return the enclosed proxy card to ensure that your shares are represented and voted.

Voting Procedures

      Election of Directors — The five candidates receiving the most votes will be elected as members of the Board of Directors.

      Other Proposals — The affirmative vote of a majority of shares participating in the voting on a proposal is required for adoption. Abstentions indicated on a proxy card will not be counted as either “for” or “against” a proposal. “Broker non-votes” specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on a proposal will be treated as not present for voting on the proposal.

Who pays for this proxy solicitation?

      We do. We have hired Georgeson Shareholder Communications, Inc., a proxy solicitation firm, to assist us in soliciting proxies for a fee of $16,000 plus reasonable expenses. In addition, Procter & Gamble’s Directors, officers, and employees may also solicit proxies by mail, telephone, personal contact, telegraph, or through online methods. We will reimburse their expenses for doing this.

      We will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of Procter & Gamble stock. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.

Election of Directors

      The Board of Directors is divided into three classes. The classes are as equal in number as is possible depending on the total number of Directors at any time. Each Director serves for a term of three years. The classes are arranged so that the terms of the Directors in each class expire at successive annual meetings. This means that the shareholders elect approximately one-third of the members of the Board of Directors annually.

      The terms of Bruce L. Byrnes, Scott D. Cook, Domenico DeSole, Charles R. Lee and Ernesto Zedillo will expire at the 2002 annual meeting. The Board intends to nominate each of these individuals for new terms that will expire at the 2005 annual meeting. Donald R. Beall, whose term also expires at the 2002 annual meeting, has advised the Board of his intention to retire, and is, therefore, not standing for re-election.

      We don’t know of any reason why any of these nominees would not accept the nomination. However, if any of the nominees does not accept the nomination, the persons named in the proxy will vote for the substitute nominee that the Board recommends.

      The Board of Directors recommends a vote FOR Bruce L. Byrnes, Scott D. Cook, Domenico DeSole, Charles R. Lee and Ernesto Zedillo as Directors to hold office until the 2005 annual meeting of shareholders and until their successors are elected.

Nominees for Election as Directors with Terms Expiring in 2005

Bruce L. Byrnes Director since 2002
Mr. Byrnes is Vice Chairman of the Board and President-Global Beauty and Feminine Care and Global Health Care. Mr. Byrnes was elected to the Board on April 8, 2002 to fill a vacant position. Age 54.

Scott D. Cook Director since 2000
Mr. Cook is Chairman of the Executive Committee of the Board of Intuit Inc. (a software and web services firm). He is also a Director of Intuit Inc., Amazon.com and eBay. Age 50.
Member of the Compensation and Innovation & Technology Committees.

Domenico DeSole Director since 2001
Mr. DeSole is the President and Chief Executive Officer and Chairman of the Management Board of Gucci Group N.V. (a multibrand luxury goods company). He is also a Director of Bausch & Lomb. Age 58.
Member of the Audit and Board Organization & Nominating Committees.

Charles R. Lee Director since 1994
Mr. Lee is Chairman of the Board of Directors of Verizon Communications (telecommunication services). He is also a Director of Verizon Communications, United Technologies Corporation, USS Corporation and Marathon Oil Corporation. Age 62.
Member of the Audit, Board Organization and Nominating, and Compensation Committees.

Ernesto Zedillo Director since 2001
Dr. Zedillo is the Former President of Mexico. He is also a Director of Alcoa Inc. and Union Pacific Corporation. Age 50.
Member of the Finance and Public Policy Committees.

      All of the nominees for election as Directors with terms expiring in 2005, except Dr. Zedillo, have been or were executive officers of their respective employers for more than the past five years. Dr. Zedillo was President of Mexico from 1994 until 2000.

      Mr. Lee was elected a Director by the shareholders at the annual meeting in 1999; Mr. Cook was elected a Director on September 12, 2000; Dr. Zedillo was elected a Director on March 13, 2001; Mr. DeSole was elected a Director on June 12, 2001; and Mr. Byrnes was elected a Director on April 8, 2002.

Incumbent Directors with Terms Expiring in 2003

Norman R. Augustine Director since 1989
Mr. Augustine is retired Chairman and Chief Executive Officer of Lockheed Martin Corporation and Chairman of the Executive Committee of Lockheed Martin (aerospace, electronics, telecommunications and information management). He is also a Director of Lockheed Martin Corporation, Black and Decker Corporation and Phillips Petroleum Company. Age 67.
Chairman of the Compensation Committee and member of the Executive and Innovation & Technology Committees.

Richard J. Ferris Director since 1979
Mr. Ferris is retired Co-Chairman of Doubletree Corporation. He is also a Director of Rockwell Collins, Inc. Age 65.
Chairman of the Finance Committee and member of the Executive and Public Policy Committees.

A. G. Lafley Director since 2000 Mr. Lafley is Chairman of the Board, President and Chief Executive. He is also a Director of General Motors Corporation. Age 55. Member of the Executive Committee.

Johnathan A. Rodgers Director since 2001 Mr. Rodgers is Former President of Discovery Networks, U.S. (media and communications). Age 56. Member of the Audit and Innovation & Technology Committees.

John F. Smith, Jr. Director since 1995
Mr. Smith is Chairman of the Board of General Motors Corporation (automobile and related businesses). He is also a Director of General Motors Corporation and Delta Air Lines, Inc. Age 64.
Member of the Audit, Board Organization & Nominating and Public Policy Committees.

Marina v.N. Whitman, Ph.D Director since 1976
Dr. Whitman is Professor of Business Administration and Public Policy at the University of Michigan. She is also a Director of Unocal Corporation. Age 67.
Chairman of the Board Organization & Nominating Committee and member of the Compensation and Finance Committees.

      All of the Directors with terms expiring in 2003, except Dr. Whitman, have been or were executive officers of their respective employers for more than the past five years. Prior to her appointment at the University of Michigan effective September 1, 1992, Dr. Whitman was Vice President and Group Executive, General Motors Corporation, for more than five years.

      Each of the Directors with terms expiring in 2003 was elected a Director by the shareholders at the annual meeting in 2000 except Mr. Rodgers who was elected a Director on July 10, 2001.

Incumbent Directors with Terms Expiring in 2004

R. Kerry Clark Director since 2002
Mr. Clark is Vice Chairman of the Board and President-Market Development and Business Operations. Mr. Clark was elected to the Board on April 8, 2002 to fill a vacant position. Age 50.

Joseph T. Gorman Director since 1993
Mr. Gorman is retired Chairman and Chief Executive Officer of TRW Inc. (automotive, aerospace and information systems) and Chairman and Chief Executive Officer of Moxahela Enterprises LLC (venture capital). He is also a Director of Alcoa Inc., National City Corporation and Imperial Chemical Industries plc. Age 64.
Member of the Compensation, Executive and Finance Committees.

Lynn M. Martin Director since 1994
Ms. Martin is a Professor at the J. L. Kellogg Graduate School of Management, Northwestern University and Chair of the Council for the Advancement of Women and Advisor to the firm of Deloitte & Touche LLP. She is also a Director of SBC Communications, Inc., Ryder System, Inc., TRW Inc. and Dreyfus Funds. Age 62.
Member of the Board Organization & Nominating, Finance and Public Policy Committees.

John E. Pepper Director since 1984
Mr. Pepper is retired Chairman of the Board. He is also a Director of Motorola, Inc. and Xerox Corporation. Age 64.
Chairman of the Executive Committee and member of the Finance and Public Policy Committees.

Ralph Snyderman, M.D. Director since 1995
Dr. Snyderman is Chancellor for Health Affairs and Executive Dean of the School of Medicine at Duke University. He is also President/CEO of Duke University Health System and a Director of Cardiome Pharma Corporation and Science Applications International Corporation. Age 62.
Chairman of the Innovation & Technology Committee and member of the Board Organization & Nominating and Finance Committees.

Robert D. Storey Director since 1988
Mr. Storey is a partner in the law firm of Thompson Hine, L.L.P., Cleveland, Ohio. He is also a Director of Verizon Communications. Age 66.
Chairman of the Public Policy Committee and member of the Board Organization & Nominating Committee.

      All of the Directors with terms expiring in 2004, except Ms. Martin and Mr. Storey, have been or were executive officers of their respective employers for more than the past five years. Ms. Martin has been a Professor at Northwestern University since 1993. Prior to that, Ms. Martin served as Secretary of Labor of the United States from January, 1991 to January, 1993, following service as a member of the U.S. House of Representatives. Mr. Storey has been a partner in the law firm of Thompson Hine, L.L.P. since January 1, 1993.

      Each of the Directors with terms expiring in 2004 was elected a Director by the shareholders at the annual meeting in 1998 except Mr. Clark who was elected a Director on April 8, 2002.

Committees of the Board

      The Board of Directors has seven Committees.

      The Executive Committee did not meet during the fiscal year ended June 30, 2002. This Committee has the authority to manage Procter & Gamble’s business and affairs between meetings of the Board of Directors.

      The Audit Committee met five times during the fiscal year ended June 30, 2002 with representatives of Deloitte & Touche LLP, our independent auditors, and financial management to review accounting, control, auditing and financial reporting matters. This Committee’s responsibilities include:

•	reviewing the independence, qualifications, services, fees, and performance of the independent auditors and recommending to the Board the firm of independent auditors to be retained by the Company;

•	approving professional services provided by the independent auditors;

•	reviewing the scope of the annual audit and reports and recommendations submitted by the independent audit firm;

•	overseeing the activities of the Company’s Internal Controls organization, including annually reviewing the plans and major audit findings; and

•	reviewing the Company’s financial reporting and accounting policies, including any significant changes, with management and the independent auditors.

      The Board Organization & Nominating Committee met three times during the fiscal year ended June 30, 2002. This Committee’s responsibilities include:

•	establishing the criteria for and reviewing the qualifications of individuals for election as members of the Board;

•	recommending a replacement Director to the Board when a vacancy on the Board occurs or is anticipated;

•	making recommendations to the Board about exercising the Board’s authority to determine the number of its members; and

•	reviewing issues of corporate governance and making recommendations to the Board about these issues.

      Shareholders who wish to communicate with this Committee concerning potential Director candidates may do so by corresponding with the Secretary of the Company. These communications should include the name and biographical data of the individual who is the subject of the communication.

      The Compensation Committee met eight times during the fiscal year ended June 30, 2002. This Committee’s responsibilities include:

•	setting the salary and other compensation of all of the principal officers elected by the Board;

•	advising the Chief Executive on policy matters concerning officers’ compensation; and

•	administering the Company’s Stock Plans.

      This Committee’s authority under the Plans includes selecting employees to participate in the Plans and determining the numbers of stock options and stock appreciation rights and amounts of restricted and unrestricted stock to be awarded to these employees. The Committee is also responsible for the on-going administration and interpretation of the Company’s executive compensation plans.

      The Finance Committee met three times during the fiscal year ended June 30, 2002. This Committee’s responsibilities include reviewing and making recommendations to the Board on the following matters:

•	annual financing plans;

•	global financing objectives and principles, financial strategies and capital structure;

•	funding and oversight of pension and benefit plans;

•	insurance; and

•	the financial implications of major investments, restructurings, joint ventures, acquisitions and divestitures.

      The Public Policy Committee met twice during the fiscal year ended June 30, 2002. This Committee’s responsibilities include reviewing issues of importance to Procter & Gamble and its stakeholders, including employees, consumers, customers, suppliers, shareholders, governments, and local communities. These issues include:

•	equal employment opportunity and advancement;

•	environmental quality;

•	employee safety and health;

•	product safety;

•	contributions; and

•	community relations.

      The Innovation & Technology Committee met once during the fiscal year ended June 30, 2002. The Committee’s responsibilities include providing oversight and counsel on major strategies and subjects relating to the Company’s technical projects and commercial innovations.

Additional Information Concerning the Board of Directors

      During the fiscal year ended June 30, 2002, the Board of Directors held eight meetings and Committees of the Board held a total of 22 meetings. Average attendance at these meetings by nominees and incumbents serving as Directors during the past year was in excess of 90%. Mr. Ferris was only able to attend 69% of such meetings due to prior commitments.

      Directors who are Procter & Gamble employees do not receive Directors’ fees. Stock awards made to non-employee Directors are made under The Procter & Gamble 1993 Non-Employee Directors’ Stock Plan, as amended December 11, 2001. All stock awards under the plan are made in shares of Procter & Gamble Common

Stock. During the fiscal year ended June 30, 2002, Directors who were not employees received the following compensation:

•	an annual retainer fee of $57,500 paid quarterly, which the Directors may elect to receive as Common Stock (effective January 1, 2002, the annual retainer was increased from $55,000 to $60,000);

•	a grant of restricted stock on the first business day in the calendar year with a value of approximately $45,000 on the date of grant; and

•	a stock option granted on September 24, 2001 with a term of 15 years to purchase 1,866 shares of Common Stock at an exercise price of $69.67, the fair market value of the Common Stock on the date of grant.

      Directors who are not employees also receive insurance coverage in the amount of $750,000, payable in the event of accidental death or disability occurring while traveling on P&G business. Non-employee Directors are also reimbursed for the expenses of business travel.

      If a non-employee Director chooses to come under The Procter & Gamble Deferred Compensation Plan for Directors, fees payable to the Director are credited to the Director’s account but not funded. Interest is credited to the account at the end of each month at the prime rate then in effect at Morgan Guaranty Trust Company of New York. This type of deferred compensation account is payable either upon the retirement of the Director or after a term of years specified by the Director.

      As part of its overall program of support for charitable institutions and as an aid in attracting and retaining qualified Directors, the Board of Directors has a Charitable Gifts Program funded by life insurance on the lives of the non-employee members of the Board of Directors and the Chairman of the Board and the Chief Executive. Directors receive no financial benefit from the program because the Company receives all insurance proceeds and charitable deductions. Under this program, the Company makes charitable contributions of up to a total of $1 million following the death of a participant. These contributions are divided among up to five charitable organizations that the participant recommends. The following current and retired Directors are participants in this program: David M. Abshire, Edwin L. Artzt, Norman R. Augustine, Donald R. Beall, Theodore F. Brophy, Richard B. Cheney, Scott D. Cook, Domenico DeSole, Richard J. Ferris, Joseph T. Gorman, Robert A. Hanson, Durk I. Jager, A. G. Lafley, Joshua Lederberg, Charles R. Lee, Lynn M. Martin, John E. Pepper, David M. Roderick, Johnathan A. Rodgers, John G. Smale, John F. Smith, Jr., Ralph Snyderman, Robert D. Storey, Marina v.N. Whitman and Ernesto Zedillo.

      The charitable organizations selected to receive contributions under this program must be tax-exempt under Section 501(c)(3) of the Internal Revenue Code, and donations that we make will be deductible against our federal and other income taxes payable in accordance with the tax laws applicable at the time. Because of such deductions and use of insurance, the program should result in little or no long-term cost to Procter & Gamble under present law.

Report of the Compensation Committee of the

Board of Directors on Executive Compensation

Overview

      The Compensation Committee of the Board of Directors (the “Committee”) consists entirely of independent, non-employee Directors. The Committee establishes and regularly reviews executive compensation levels and policies, and authorizes short- and long-term awards in the form of cash or stock. All awards are made within the authority of the Additional Remuneration Plan, which dates back to 1949, The Procter & Gamble 1992 Stock Plan (which terminated on July 14, 2002), and The Procter & Gamble 2001 Stock and Incentive Compensation Plan. Both stock plans were approved by the shareholders.

      Compensation for executives is based on the principles that compensation must (a) be competitive with other quality companies in order to help attract, motivate and retain the talent needed to lead and grow Procter & Gamble’s business; (b) be based on performance of the individual and performance of the business; (c) provide a strong incentive for key managers to achieve the Company’s goals; and (d) make prudent use of the Company’s resources. Procter & Gamble has an enviable record of recruiting, retaining and developing its executive talent from within — an achievement few other corporations have matched.

      Executive compensation is based on performance against a combination of financial and non-financial measures including business results and developing organizational capacity. In addition, executives are expected to uphold the fundamental principles embodied in the Company’s Statement of Purpose, Values and Principles plus the Sustainability Report and the Environmental Quality Policy. These include a commitment to integrity, doing the right thing, maximizing the development of each individual, developing a diverse organization, and continually improving the environmental quality of our products and operations. In upholding these objectives, executives not only contribute to their own success, but also help ensure the Company’s business, employees, shareholders and the communities in which we live and work will prosper.

Elements of Executive Compensation

      It is the Company’s long-standing policy that variable, at-risk compensation, both annual and long-term, should make up a significant portion of executive compensation. Depending upon the level of the executive, the Company targets between 75% and 90% of executive compensation to be variable, at-risk elements with the majority based on the long-term success of the Company. When the incentive plans pay awards at target, the executive compensation levels will equal the middle compensation range for a comparative group of companies. This group includes leading consumer products companies and other corporations of size and reputation comparable to Procter & Gamble and companies that Procter & Gamble must compete with in hiring and retaining employees. The composition of this group is updated periodically in order to assure its continued relevance. A number, but not all, of these companies are included in the composite group index shown on the performance graph.

      The Committee believes the compensation levels of the Company’s executive officers are competitive and in line with those of comparable companies. This conclusion is derived in part from consultations and surveys by independent outside compensation consultants, with whom the Committee meets annually.

Annual Compensation

      Annual compensation consists of base salary and the Short-Term Achievement Reward (“STAR”).

      Salary ranges are established based on a careful examination of survey data, from a comparative group of companies, gathered by a leading consulting firm specializing in executive compensation. Salary ranges are targeted to be in the middle of this select group of companies. Within the established ranges, the Committee approves changes in amounts of base salary considering the executives’ performance evaluations and their time in position.

      STAR is the Company’s annual incentive program. Under this program, awards are based on a combination of two factors for the fiscal year. One factor is based on the Company’s overall results and the other factor is based on each business unit’s results. The Company factor is based on total shareholder return relative to a competitive peer group and core earnings per share growth. The business unit factor is based on a retrospective assessment of business unit performance. This assessment takes into account a number of factors including profit, sales, operating cash flow, market share and performance relative to competitors.

      Senior management and the Committee believe that differences in performance should result in significantly different levels of annual compensation.

Long-Term Incentives

      Long-term incentives consist of stock options and a long-term performance program. Both types of awards serve to focus executive attention on the longer-term performance of the Company. When these incentive plans pay awards at target, the long-term portion of executive compensation will equal the middle range for long-term compensation at the comparative group of companies.

      Stock options are awarded under shareholder-approved plans only to employees who have demonstrated a capacity for contributing in a substantial way to the success of the Company. Stock options encourage these managers to act as owners of the business, which helps to further align their interests with the shareholders’ interests. The Company makes stock option grants at no less than 100% of the market price on the date of grant. Stock appreciation rights (SARs) are granted instead of options in countries where the holding of foreign stock is restricted. Under the 1992 Stock Plan and current provisions set by the Compensation Committee, stock option grants and SARs are fully exercisable after three years and have a maximum term of 15 years. Under the new 2001 Stock Plan which will be used for future grants, the maximum term for stock options will be 10 years and they will be fully exercisable after three years. The target number of shares to be awarded to an individual is based on the individual’s total short-term compensation and the corresponding competitive grant values of our comparator companies. This target amount is then adjusted by as much as plus or minus 50% based on the individual’s performance. The number of option shares currently held by each executive is not considered in determining awards. Options have no value unless the price of the Company’s stock increases, and they are exercisable only by the employee and cannot be transferred except in case of death.

      The Committee approved a long-term performance program, the Business Growth Program (“BGP”), effective July 1, 2001, for its most senior executive officers and assigned each participant a dollar target amount (“Target Award”) for the three-year performance period ending June 30, 2004. BGP replaced the Long-term Equity Appreciation Plan (“LEAP”) which was discontinued on June 30, 2001. Payments pursuant to BGP are determined based on the Company’s performance on two measures — operating total shareholder return and core earnings per share growth. At the end of the performance period, the actual award a participant would be eligible to receive (less any progress awards) may be larger or smaller than the Target Award, or no award at all, depending on the Company’s performance. Progress awards equal to 20% of the anticipated award may be paid at the end of the first and second year if interim goals are achieved. Awards may be paid in the form of cash, three-year restricted stock or retirement restricted stock. Additional information concerning BGP is contained in the table entitled “Long-Term Incentive Plan Awards in Last Fiscal Year” on page 17.

Share Ownership Program

      The Company believes the interests of the Company and its employees are inseparable. One of the ways this is demonstrated is through share ownership. To support the Company’s desire to increase management’s share ownership, the Company has a program for its most senior executive officers. Under this program, participants are to achieve and then retain a multiple of their base salary in shares of Procter & Gamble stock. The Committee approved changes to the program effective January 2002. The Chief Executive’s multiple was increased from three times base salary to five times base salary. The multiple for other senior officers was increased from two times base salary to three times base salary. Shares held in executives’ retirement accounts are now counted in determining the executive’s level of ownership. All officers subject to the program are either in compliance or have plans in place to achieve compliance within the prescribed time frame.

Limitation of Deductions

      Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the Company’s named executive officers to $1,000,000 per year, but contains an exception for certain performance-based compensation. Grants of retirement restricted stock and stock options and payments pursuant to the BGP under the 1992 Stock Plan and the new 2001 Stock Plan satisfy the requirements for deductible compensation. While the Committee’s general policy is to preserve the deductibility of most compensation paid to the Company’s named executives, the Committee has authorized payments that may not be deductible if it believes they are in the best interests of both the Company and its shareholders.

Compensation of the Chief Executive

      The compensation of A.G. Lafley, Chief Executive, was determined in accordance with the compensation principles and plans discussed in this report. In setting the compensation for the Chief Executive, the Committee considers the total level of compensation resulting from both short-term and long-term compensation elements. The elements of Mr. Lafley’s compensation and the performance basis for his compensation are discussed below.

  Fiscal Year 2001-02 Performance

      Results on several key financial measures are very favorable and trending upward, including: total shareholder return, earnings per share, volume, market share, cash flow, and margin. Throughout the year Mr. Lafley’s performance has been exemplary. His leadership has reinforced confidence in the Company, and the stock market reflects the strong financial performance as the Company’s stock price has increased appreciably.

  Base Salary

      The Committee approved a base salary for Mr. Lafley of $1,600,000, effective July 1, 2002. This is an increase of $230,000, which puts Mr. Lafley’s salary close to the midpoint of the salary range established for his position. In determining the amount of the increase the Committee took into account Mr. Lafley’s performance, time in position and the total level of short-term compensation paid to Chief Executive Officers in the Company’s compensation peer group.

  Annual Incentive Compensation

      Under the Company’s STAR program, Mr. Lafley’s target award is 100% of his March 2002 base salary of $1,370,000. The STAR program allows for a maximum award of 217% of the target award. On June 11, 2002 the Committee approved a STAR award for Mr. Lafley in the amount of $2,250,000 which was 164% of his target award. The Committee used its discretion to determine Mr. Lafley’s STAR award, taking into account the Company’s overall results, Mr. Lafley’s individual performance, the award opportunity provided under the STAR program, and the total level of short–term compensation paid to Chief Executive Officers in the Company’s compensation peer group.

      Mr. Lafley has elected to receive this award in the form of a stock option grant. This grant will be made in September 2002 on the same terms as the grants made to employees generally. The formula for determining the number of shares that will be granted to Mr. Lafley takes into account the Black-Scholes value of such shares. By electing to take his annual incentive award in the form of stock options rather than cash, Mr. Lafley is further linking his compensation to the Company’s future growth in shareholder value.

  Long-term Incentive Awards

      Mr. Lafley’s long-term incentive compensation consists of two components, stock options and the Business Growth Program.

      On September 24, 2001 the Committee granted a stock option award to Mr. Lafley of 360,197 shares in recognition of his performance in fiscal year 2000-01. These options were granted under the same terms and conditions as awards made to employees generally.

      Mr. Lafley’s stock option award for his performance in fiscal year 2001-02 will be granted in September 2002 and will be reflected in next year’s proxy.

      Under the Company’s Business Growth Program, the Committee approved a long-term incentive award opportunity for a 3-year performance period beginning on July 1, 2001 and ending on June 30, 2004. Mr. Lafley’s target award opportunity for the three-year program is $8,220,000, which represents six times his July 1, 2001 base salary. A description of the Business Growth Program is included in the Committee’s report. The criteria for the award are the Company’s operating total shareholder return and the growth in core earnings per share. The Committee has set goals for each of the two criteria, and Mr. Lafley’s actual award will be based on the results achieved over the 3-year performance period. Mr. Lafley will receive a progress award of $1,972,800 based on the Company’s performance in fiscal year 2001-02.

      In addition, the Committee approved a special award in recognition of Mr. Lafley’s extraordinary contributions to the turnaround of Company results. This special award was for 16,719 shares of retirement restricted stock granted on June 11, 2002.

      Mr. Lafley’s total compensation package is consistent with that of other Chief Executive Officers of similar sized companies with similar performance.

Norman R. Augustine, Chairman	Charles R. Lee
Scott D. Cook	Marina v.N. Whitman
Joseph T. Gorman

Executive Compensation Tables

      The following tables and notes present the compensation provided by the Company to its Chief Executive, and to each of the Company’s four most highly compensated executive officers, other than the Chief Executive, for services rendered in all capacities to the Company for the fiscal years ended June 30, 2002, 2001 and 2000.

SUMMARY COMPENSATION TABLE
(Dollar figures shown in thousands)

						Long-Term Compensation Awards

	Annual Compensation						Securities		Long-Term
						Restricted	Underlying		Incentive
Name and					Other Annual	Stock	Options/		Plan	All Other
Principal Position	Year	Salary	Bonus(1)		Compensation(2)	Awards(3)	SARs		Payments	Compensation(4)

A. G. Lafley	2001-02	$1,370.0	$2,250.0	(5)	$19.4	$1,500.0	360,197		$1,972.8	$360.7
Chairman of the	2000-01	1,170.0	549.9	(6)	0	0	181,695		0	297.4
Board, President	1999-00	799.1	475.3	(6)	0	0	98,084	(7)	0	255.4
and Chief Executive
John E. Pepper	2001-02	1,100.0	1,662.4		0	0	314,053		801.6	441.4
Retired Chairman	2000-01	1,100.0	0		0	0	188,386		0	397.7
of the Board	1999-00	345.0	234.8		0	0	11,196	(8)	0	141.0
Jorge P. Montoya	2001-02	905.0	765.8	(9)	(214.5)	0	130,192		651.6 (9)	303.8
President-Global	2000-01	851.7	450.4	(10)	(177.8)	0	137,066		0	286.0
Snacks & Beverages	1999-00	795.0	416.1	(11)	(39.8)	0	92,866	(12)	0	273.8
and Latin America
R. Kerry Clark	2001-02	755.0	799.1	(13)	104.7	0	137,425		511.2	206.0
Vice Chairman of	2000-01	680.0	375.5		159.7	0	129,003		0	181.5
the Board and	1999-00	576.7	303.0	(14)	(69.5)	0	67,634	(15)	0	388.4
President-Global
Market Development
& Business Operations
Bruce L. Byrnes	2001-02	750.0	879.2	(16)	218.6	0	137,425		540.0	206.4
Vice Chairman of	2000-01	670.0	457.3		(308.5)	0	109,652		0	181.2
the Board and	1999-00	610.0	423.1	(17)	(461.3)	0	60,845	(18)	0	163.3
President-Global
Beauty and Feminine
Care and Global Health Care

(1)	The Short-Term Achievement Reward (STAR) awards may be made in the form of cash, restricted stock or stock options as approved by the Compensation Committee. All STAR awards are reported in this column regardless of the form of the award. The STAR award was paid in cash unless otherwise noted.

(2)	Amounts shown in this column are tax equalization payments or reimbursements to cover incremental taxes required to be paid to Japan for Messrs. Lafley and Clark, to Venezuela for Mr. Montoya and to Germany for Mr. Byrnes, as paid in accordance with Company policies applicable generally to employees assigned outside their home countries. Any perquisites or other personal benefits received from the Company by any of the named executives were substantially less than the reporting thresholds established by the Securities and Exchange Commission (the lesser of $50,000 or 10% of the individual’s cash compensation).

(3)	All restricted stock awarded to the named executives for 2001-02 will vest on retirement. The number and value (in thousands of dollars) of aggregate restricted stock holdings of each of the named executives earned over their careers and still held as of June 30, 2002 was: Mr. Lafley, 37,981 shares ($3,448.7); Mr. Pepper, 176,099 shares ($15,989.8); Mr. Montoya, 42,157 shares ($3,827.9); Mr. Clark, 7,678 shares ($697.2); and Mr. Byrnes, 21,119 shares ($1,917.6). The value of the restricted stock is determined by multiplying the total shares held by each named executive by the average of the high and low prices on the New York Stock Exchange on June 30, 2002 ($90.80). Dividends are paid on all restricted Common Stock at the same rate as paid on the Company’s Common Stock. Upon a change in control, all conditions and restrictions on restricted stock will immediately lapse.

(4)	All Other Compensation (in thousands of dollars) — details for 2001-02:

		Flexible		International
	Profit Sharing	Compensation		Assignment	Total
	and Related	Program	Imputed	Equalization	All Other
Name	Contributions	Contributions	Income	Payments	Compensation

A. G. Lafley	$324.7	$29.5	$6.5	$0	$360.7
John E. Pepper	394.2	31.0	16.2	0	441.4
Jorge P. Montoya	214.7	34.1	2.6	52.4	303.8
R. Kerry Clark	178.9	25.7	1.4	0	206.0
Bruce L. Byrnes	177.7	25.6	3.1	0	206.4

(5)	Mr. Lafley’s fiscal year 2001-02 STAR award will be paid in the form of stock options on September 13, 2002.

(6)	In fiscal years 2000-01 and 1999-00, Mr. Lafley’s STAR awards were paid in the form of stock options.

(7)	This figure includes Mr. Lafley’s LEAP award of 21,720 stock options and his key manager award of 76,364 stock options.

(8)	In fiscal year 1999-00, Mr. Pepper’s LEAP award was paid in the form of stock options. He was retired at the time of the key manager stock option grant and did not receive an award.

(9)	Mr. Montoya’s fiscal year 2001-02 STAR award and BGP award will be paid in the form of restricted stock on September 13, 2002.

(10)	In fiscal year 2000-01, Mr. Montoya’s STAR award was paid in the form of restricted stock.

(11)	In fiscal year 1999-00, Mr. Montoya’s STAR award was paid in the form of stock options.

(12)	This figure includes Mr. Montoya’s LEAP award of 21,986 stock options and his key manager award of 70,880 stock options.

(13)	Mr. Clark’s fiscal year 2001-02 STAR award will be paid in the form of stock options.

(14)	In fiscal year 1999-00, Mr. Clark’s STAR award was paid in the form of stock options.

(15)	This figure includes Mr. Clark’s LEAP award of 16,523 stock options and his key manager award of 51,111 stock options.

(16)	Mr. Byrnes’ fiscal year 2001-02 STAR award will be paid in the form of cash ($246,164) and stock options ($632,994).

(17)	In fiscal year 1999-00, Mr. Byrnes’ STAR award was paid in the form of stock options.

(18)	In fiscal year 1999-00, Mr. Byrnes’ LEAP award was paid in the form of stock options. This figure includes Mr. Byrnes’ LEAP award of 16,257 stock options and his key manager award of 44,588 stock options.

OPTION GRANTS IN LAST FISCAL YEAR

(Dollar figures shown in thousands)

	Number of	% of Total
	Securities	Options
	Underlying	Granted to			Grant Date
	Options	Employees	Exercise or	Expiration	Present
Name	Granted(1)	in Fiscal Year	Base Price	Date	Value(2)

A. G. Lafley(3)	360,197	1.5%	$69.1376	9/24/16	$8,896.9
John E. Pepper	314,053	1.3%	69.1376	9/24/16	7,757.1
Jorge P. Montoya	130,192	0.5%	69.1376	9/24/16	3,215.7
R. Kerry Clark	137,425	0.6%	69.1376	9/24/16	3,394.4
Bruce L. Byrnes	137,425	0.6%	69.1376	9/24/16	3,394.4

(1)	All of these options, which were granted pursuant to The Procter & Gamble 1992 Stock Plan, were non-qualified, were granted at market value on the date of grant, vest on the third anniversary of the date of grant, and have a term of 15 years.

(2)	Although we continue to have concerns about using the standard Black-Scholes option-pricing model to value employee stock options, we have used this model to provide a grant date present value of our option grants pursuant to the rules of the Securities and Exchange Commission. The following assumptions were used in the calculation: options will be held full term; a dividend yield of 2.2%; an interest rate of 5.83%; and expected price volatility of 20%. We have made no adjustments to reflect that these options are non-transferable and subject to forfeiture.

(3)	Mr. Lafley also received an award of 23,864 stock options on September 24, 2001 with an exercise price of $69.1376 and an expiration date of September 24, 2016 for his Short-Term Achievement Reward earned in fiscal year 2000-01. This option award had a grant date Black-Scholes present value of $589.4.

AGGREGATED OPTION/ STOCK APPRECIATION RIGHT (SAR)

EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/ SAR VALUES(1)
(Dollar figures shown in thousands)

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs at FY End		Options/SARs at FY End(3)
	Shares Acquired	Value
Name	on Exercise	Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

A. G. Lafley	37,400	$1,435.0	220,371	703,177	$5,366.4	$15,038.1
John E. Pepper	18,210	970.9	926,630	522,660	35,723.7	12,626.2
Jorge P. Montoya	0	0	248,103	380,257	6,637.1	8,133.4
R. Kerry Clark	12,000	677.0	149,449	370,579	4,841.5	7,767.5
Bruce L. Byrnes	55,000	3,035.4	205,979	334,291	6,879.9	7,336.6

(1)	Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the Company withhold shares otherwise issuable under the option/stock appreciation right (SAR) with a fair market value equal to such obligations.

(2)	Options/ SARs were granted for terms of up to 15 years. The value realized on options/ SARs exercised during the last fiscal year represents the total gain over the years the options/ SARs were held by the executive. If this total gain is divided by the average number of years the options/ SARs were held, a more relevant annualized gain is produced. The annualized gains (in thousands of dollars) on these option/ SAR exercises were as follows: Mr. Lafley, $239.2; Mr. Pepper, $97.1; Mr. Montoya, $0; Mr. Clark, $67.7; and Mr. Byrnes, $337.3.

(3)	Calculated based on the fair market value of the Company’s Common Stock on June 30, 2002 ($90.80 per share) minus the exercise price.

Long-Term Incentive Plans — Awards In Last Fiscal Year

      This table provides information concerning award opportunities made under the Business Growth Program (“BGP”) during fiscal year 2001-02 for the 3-year performance period beginning July 1, 2001 and ending June 30, 2004. Payouts under BGP are based on core earnings per share growth and operating total shareholder return over the three-year period. If minimum performance on both measures is not met, no award will be earned. To the extent the Company’s performance exceeds the minimum performance on both measures, a varying award up to the maximum will be earned. Progress payments equal to 20% of the anticipated award may be made at the end of the first and second year if interim goals are achieved. Progress payments for the first year are shown in the Summary Compensation Table on page 14. BGP is also discussed in the Executive Compensation Committee Report on page 12.

		Performance or	Estimated
	Number of	Other Period Until	Future Payouts
	Shares, Units,	Maturation or
Name	or Other Rights	Payout	Threshold(1)	Target(2)	Maximum(3)

A. G. Lafley	—	7/01/01-6/30/04	$328,800	$8,220,000	$21,043,200
J. E. Pepper(4)	—	7/01/01-6/30/04	$133,600	$3,340,000	$8,550,400
J. P. Montoya	—	7/01/01-6/30/04	$108,600	$2,715,000	$6,950,400
R. K. Clark	—	7/01/01-6/30/04	$85,200	$2,130,000	$5,452,800
B. L. Byrnes	—	7/01/01-6/30/04	$90,000	$2,250,000	$5,760,000

(1)	The minimum amount payable under the program is 4% of the target award, payable if the minimum level of performance is achieved on each of the performance criteria. If performance is below the minimum level for either measure, no award is paid.

(2)	The target award is paid if the target goals are achieved on each of the performance measures.

(3)	The maximum amount payable under the program is 256% of target, payable if an exceptional level of performance is achieved on each of the performance measures.

(4)	This award opportunity for Mr. Pepper has been adjusted to reflect his retirement on July 1, 2002. Since Mr. Pepper was active for one year of the three-year performance period his award opportunity has been pro-rated to 1/3 of the original award opportunity established for him at the beginning of the performance period.

RETIREMENT BENEFITS

      Retirement benefits for U.S.-based executive officers are provided primarily by The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. This is a qualified defined contribution plan providing retirement benefits for U.S.-based employees. In addition, executives participating in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan receive retirement awards in the form of stock restricted (non-transferable and subject to forfeiture) until retirement. These awards make up the difference between the Internal Revenue Code limit on contributions that can be made to that Plan and what would otherwise be contributed by the Company to the executive’s retirement account. Under the rules set by the Securities and Exchange Commission, these Company contributions are included in the Summary Compensation Table in the “All Other Compensation” column (see footnote (4) to such Table). Mr. Clark is enrolled in the pension plans of Procter & Gamble Canada, Inc. Messrs. Montoya and Clark are also enrolled in a supplemental retirement plan for U.S.-based managers who previously participated in pension plans of international subsidiaries. These Plans are defined benefit plans funded by book reserves or insurance contracts in order to pay retirement benefits in cash. Given their age and service with the Company, their estimated annual benefit, if payable in the form of a straight annuity upon retirement at age 65, would be $197,441 for Mr. Montoya and $258,643 for Mr. Clark.

Comparison of Five-year Cumulative Total Return

      The following graph compares the five-year cumulative total return of the Company’s Common Stock as compared with the S&P 500 Stock Index and a composite of the S&P Household Products Index, the S&P Paper Products Index, the S&P Personal Products Index, the S&P Health Care Index and the S&P Foods Index weighted based on the Company’s current fiscal year revenues.

      The graph assumes a $100 investment made on July 1, 1997 and the reinvestment of all dividends, as follows:

	Dollar Value of $100 Investment at June 30

	1997	1998	1999	2000	2001	2002

P&G Common	$100.00	$132.44	$127.98	$82.48	$98.34	$140.80
Composite Group	$100.00	$112.49	$119.94	$102.67	$113.94	$130.41
S&P 500	$100.00	$130.20	$159.79	$171.78	$146.29	$119.97

Security Ownership of Management and Certain Beneficial Owners

      The following tables give information concerning the beneficial ownership of the Company’s Common and Series A and B ESOP Convertible Class A Preferred Stock by all Directors and nominees, each named executive, all Directors and executive officers as a group, and the owners of more than five percent of the outstanding Series A and B ESOP Convertible Class A Preferred Stock, on July 26, 2002:

COMMON STOCK

	Amount and Nature of Beneficial Ownership

	Direct(1) and		Trusteeships
	Profit	Right	and	Percent
	Sharing	to	Family	of
Owner	Plan(2)	Acquire(3)	Holdings(4)	Class

Norman R. Augustine	15,399.0	9,063	0	(5)
Donald R. Beall	8,187.0	9,063	16,552	(5)
Bruce L. Byrnes	168,216.6	205,979	0	(5)
R. Kerry Clark	44,388.8	162,957	2,312	(5)
Scott D. Cook	1,775.0	0	16,120	(5)
Domenico DeSole	1,066.0	0	0	(5)
Richard J. Ferris	39,613.0	9,063	94,000	(5)
Joseph T. Gorman	12,335.4	9,063	2,032	(5)
A. G. Lafley	135,263.9	229,775	3,205	(5)
Charles R. Lee	19,443.0	9,063	0	(5)
Lynn M. Martin	5,208.0	9,063	0	(5)
Jorge P. Montoya	71,468.3	248,103	77,558	(5)
John E. Pepper	736,694.0	892,530	112,026	(5)
Johnathan A. Rodgers	974.0	0	0	(5)
John F. Smith, Jr.	10,161.0	7,048	0	(5)
Ralph Snyderman	9,011.0	7,048	0	(5)
Robert D. Storey	4,435.0	3,018	0	(5)
Marina v.N. Whitman	7,445.0	9,063	3,600	(5)
Ernesto Zedillo	717.5	0	0	(5)
31 Directors and executive officers, as a group	1,844,792.9	2,980,332	341,334	.397%

(1)	Sole discretion as to voting and investment of shares.

(2)	Shares allocated to personal accounts of executive officers under the Retirement Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Shares are voted by the Trustees of such Trusts in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

(3)	If acquired, would have sole discretion as to voting and investment of shares.

(4)	The individuals involved share voting and/or investment powers with other persons.

(5)	Less than .135% for any one Director or executive officer.

SERIES A ESOP CONVERTIBLE CLASS A PREFERRED STOCK

Amount and Nature of
Beneficial Ownership

	Profit			Percent
	Sharing			of
Owner	Plan(1)	Trusteeships		Series

Norman R. Augustine	—	—		—
Donald R. Beall	—	—		—
Bruce L. Byrnes	8,581.3	—		(2)
R. Kerry Clark	4,382.7	—		(2)
Scott D. Cook	—	—		—
Domenico DeSole	—	—		—
Richard J. Ferris	—	—		—
Joseph T. Gorman	—	—		—
A. G. Lafley	6,905.4	—		(2)
Charles R. Lee	—	—		—
Lynn M. Martin	—	—		—
Jorge P. Montoya	6,938.6	—		(2)
John E. Pepper	93.1	—		(2)
Johnathan A. Rodgers	—	—		—
John F. Smith, Jr.	—	—		—
Ralph Snyderman	—	—		—
Robert D. Storey	—	—		—
Marina v.N. Whitman	—	—		—
Ernesto Zedillo	—	—		—
31 Directors and executive officers, as a group	99,883.3	—		.198%
Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, P.O. Box 599, Cincinnati, Ohio 45201-0599 (G. V. Dirvin, E. H. Eaton, Jr. and C. C. Carroll, Trustees)	—	18,559,565.3	(3)	36.8%

(1)	Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Shares are voted by the Trustees of such Trust in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

(2)	Less than .018% for any one Director or executive officer; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares.

(3)	Unallocated shares. The voting of these shares is governed by the terms of the Plan, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of the Plan, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

SERIES B ESOP CONVERTIBLE CLASS A PREFERRED STOCK

Amount and Nature of
Beneficial Ownership

	Profit			Percent
	Sharing			of
Owner	Plan(1)	Trusteeships		Series

Norman R. Augustine	—	—		—
Donald R. Beall	—	—		—
Bruce L. Byrnes	—	—		—
R. Kerry Clark	—	—		—
Scott D. Cook	—	—		—
Domenico DeSole	—	—		—
Richard J. Ferris	—	—		—
Joseph T. Gorman	—	—		—
A. G. Lafley	—	—		—
Charles R. Lee	—	—		—
Lynn M. Martin	—	—		—
Jorge P. Montoya	—	—		—
John E. Pepper	684.3	—		(2)
Johnathan A. Rodgers	—	—		—
John F. Smith, Jr.	—	—		—
Ralph Snyderman	—	—		—
Robert D. Storey	—	—		—
Marina v.N. Whitman	—	—		—
Ernesto Zedillo	—	—		—
31 Directors and executive officers, as a group	823.1	—		.0023%
Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, P.O. Box 599, Cincinnati, Ohio 45201-0599 (G. V. Dirvin, E. H. Eaton, Jr. and C. C. Carroll, Trustees)	—	27,543,757.2	(3)	75.83%

(1)	Shares allocated to personal accounts of current and former executive officers under the Employee Stock Ownership Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Shares are voted by the Trustees of such Trust in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

(2)	Less than .002% for any one Director or executive officer.

(3)	Unallocated shares. The voting of these shares is governed by the terms of the Plan, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of the Plan, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

Section 16(a) Beneficial Ownership Reporting Compliance

      Ownership of and transactions in Company stock by executive officers and Directors of the Company are required to be reported to the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act. Mark D. Ketchum, an executive officer, filed an amended Form 4 for the month ending August 2001 reporting December, 2000 gifts of stock which were inadvertently omitted from previous filings. Jorge P. Montoya, an executive officer, filed an amended Form 4 for the month ended November 1999, reporting a transfer of 10,000 shares from his direct holdings to a trust under his control that was inadvertently omitted, and an amended Form 4 for the month of September 2001, reporting an award of 6,465 shares of Common Stock that was inadvertently reported as a stock option award.

Transactions with Executive Officers, Directors and Others

      During the past fiscal year, the Company and its subsidiaries had no transactions in which any Director, or any member of the immediate family of any Director, had a material direct or indirect interest reportable under applicable rules of the Securities and Exchange Commission. In the normal course of business the Company had transactions with other corporations where certain Directors are or were executive officers; and the Company utilized the services of the law firm of Thompson Hine, L.L.P. in which Robert D. Storey, a Director, is a partner. None of the aforementioned matters was material in amount as to the Company, the corporations or the law firm.

      During the past fiscal year, the Company and its subsidiaries had no transactions in which any executive officer of the Company, or any member of the immediate family of any such executive officer, had a material direct or indirect interest reportable under applicable rules of the Securities and Exchange Commission.

Report of the Audit Committee

      Working under the guidance of a written charter approved by the Board of Directors, the Audit Committee, currently composed of five independent members of the Board, is primarily responsible for assisting the Board in overseeing the Company’s financial reporting process as well as the internal controls that management and the Board have established.

      Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes, acting in an oversight capacity. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

      During the past fiscal year, the Audit Committee met five times in addition to telephone meetings with the Chairman each quarter. In carrying out its duties, the Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2002, with the Company’s management and Deloitte & Touche LLP, our independent auditors. The Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended. In addition, the Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with Deloitte & Touche LLP its independence from Procter & Gamble and its management.

      Based on the reports and discussions described in this proxy, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2002.

      Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

Donald R. Beall — Chairman

Domenico DeSole
Charles R. Lee
Johnathan A. Rodgers
John F. Smith, Jr.

Audit Fees

      The aggregate fees, billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), our independent auditors, in connection with the audit of the consolidated financial statements of the Company and its subsidiaries for fiscal year ended June 30, 2002 and the reviews of the Company’s quarterly financial statements during this period were $12.0 million.

Financial Information Systems Design and Implementation Fees

      The aggregate fees billed by Deloitte for information technology services related to financial information systems design and implementation were $0.2 million for the fiscal year ended June 30, 2002.

All Other Fees

      The aggregate fees billed by Deloitte for professional services rendered to the Company, other than the fees for services described above, for the fiscal year ended June 30, 2002 were $17.0 million. These services were primarily for reviews of and required procedures related to certain Securities and Exchange Commission filings and registration statements, consents, comfort letters, employee benefit plan audits, closing balance sheet audits for dispositions, due diligence/consultation on acquisitions, assistance on domestic and international tax matters, expatriate tax return preparation and tax and financial counseling relating to employee separations and retirements.

      These non-audit fees are within guidelines which have been established by the Audit Committee to ensure the independence of Deloitte & Touche LLP.

Proposal to Ratify Appointment of Independent Auditors

      The Board of Directors, acting upon the recommendation of the Audit Committee of the Board, has appointed the firm of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2002-03. Although action by the shareholders in this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of Company financial controls and reporting.

      One or more representatives will be in attendance at the annual meeting on October 8, 2002. The representatives will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.

      The following proposal will therefore be presented for action at the annual meeting by direction of the Board of Directors:

RESOLVED, That action by the Board of Directors appointing Deloitte & Touche LLP as the Company’s independent auditors to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending June 30, 2003 is hereby ratified, confirmed and approved.

                  The Board of Directors recommends a vote FOR this proposal.

Shareholder Proposals

Shareholder Proposal No. 1

      Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, owning 400 shares of Common Stock of the Company, has given notice that she intends to present for action at the annual meeting the following resolution:

RESOLVED: That the stockholders of P&G, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

      Mrs. Davis has submitted the following statement in support of her resolution:

REASONS: Many states have mandatory cumulative voting, so do National Banks.

In addition, many corporations have adopted cumulative voting.

Last year the owners of 27.6% shares voted for my similar resolution.

If you AGREE, please mark your proxy FOR this resolution.

      The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

      At the annual meeting of shareholders in 1987, Company shareholders approved an amendment to the Company’s Amended Articles of Incorporation to eliminate cumulative voting in the election of Directors. Such amendment was adopted by the affirmative vote of 69.6% of the Company’s issued and outstanding shares, or 91.9% of shares participating in voting on the issue.

      The Board of Directors believes that elimination of cumulative voting was and remains entirely appropriate in a publicly-held corporation the size of the Company. All Directors of the Company are elected to serve and to represent the interests of all of the Company’s shareholders and not just particular groups. Cumulative voting, by contrast, is based upon the assumption that particular Directors should represent particular groups and therefore should be elected by such groups, regardless of general shareholder approval. The Board of Directors continues to believe that the present system of voting for Directors provides the best assurance that the decisions of the Directors will be in the interests of all shareholders as opposed to the interests of special interest groups.

      The Board of Directors recommends a vote AGAINST this proposal.

Shareholder Proposal No. 2

      Lenore Goldman, c/o Harrington Investments, Inc., 1001 Second Street, Suite 325, Napa, California 94559, owning 840 shares of Common Stock of the Company, in conjunction with four co-sponsoring organizations (whose names with shares of Common Stock of the Company beneficially held, will be furnished to any person upon request in writing to Linda D. Rohrer, Assistant Secretary, The Procter & Gamble Company, P.O. Box 599, Cincinnati, OH 45201 or by telephone at 513-983-8697 or by e-mail at rohrer.ld@pg.com), has given notice that she intends to present for action at the annual meeting the following resolution:

RESOLVED: Shareholders request that (unless long-term safety testing demonstrates that genetically engineered (GE) crops, organisms, or products thereof are not harmful to humans, animals, and the environment) the Board of Directors adopt a policy to identify and label (where feasible) all food products manufactured or sold by the company under the company’s brand names or private labels that may contain GE ingredients.

      Ms. Goldman has submitted the following statement in support of her resolution:

           International markets for genetically engineered (GE) foods are threatened by extensive resistance:

•	Many of Europe’s larger food retailers have committed to removing GE ingredients from their store-brand products, as have some U.S. retailers;

•	In the UK, three fast-food giants — McDonald’s, Burger King, and KFC — are eliminating GE soy and corn ingredients from their menus;

•	McCain Foods of Canada announced it would no longer accept genetically engineered Bt potatoes for their brand-name products (11/99);

•	Gerber Products Co. announced in July 1999 that it would not allow GE corn or soybeans in any of their baby foods;

•	Frito Lay, a division of PepsiCo, asked farmers that supply corn for Frito Lay chips to provide only non-genetically engineered corn (1/2000);

•	Since fall of 2000, hundreds of millions have been spent by food companies in recalling food containing GE corn not approved for human consumption;

•	Once in effect, the Biosafety Protocol, approved by representatives of more than 130 countries (1/2000), will require that genetically engineered organisms (GEOs) intended for food, feed and processing must be labeled “may contain” GEOs and countries can decide whether to import those commodities based on a scientific risk assessment.

There is scientific concern that genetically engineered agricultural products may be harmful to humans, animals, or the environment:

•	Some GE crops have been engineered to have higher levels of toxins, such as Bacillus thuringiensis (Bt), to make them insect-resistant;

•	Research has shown that Bt crops are building up Bt toxins in the soil, thereby disturbing soil ecology and impacting beneficial organisms and insects (12/1999, 5/2000);

•	The National Academy of Sciences report, Genetically Modified Pest-Protected Plants, recommends development of improved methods for identifying potential allergens in genetically engineered pest-protected plants. The report found the potential for gaps in regulatory coverage (4/2000);

•	Uncertainty about the ecological risks of genetically engineered crops persists. (Science 12/15/2000);

In the U.S., a long tradition of citizens’ “right to know” is expressed in laws requiring nutritional labeling of foods:

•	Focus groups conducted by the Food and Drug Administration in spring 2000 indicated strong public support for mandatory labeling.

•	Over a dozen polls in the U.S. show that about 70-94% of people surveyed want GE food to be labeled as such.

•	GE crops may incorporate genes from animal species. Individuals wishing to avoid them for religious or ethical reasons cannot unless they are labeled.

•	The European Union and Japan require labeling of GE foods, and labeling has been proposed by governmental authorities in New Zealand, South Korea and Australia.

      The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

      When it comes to our products, consumer safety is paramount. We firmly believe that all of our food products, including those which may contain ingredients developed through biotechnology, are safe.

      The U.S. Food and Drug Administration (FDA), U.S. Department of Agriculture and U.S. Environmental Protection Agency have determined that currently approved foods derived from modern biotechnology are as safe as conventional foods. The FDA has also decided that special labeling is required only if these foods contain allergens or are nutritionally different from their conventional counterparts. None of our foods meet these criteria.

      Simply removing the option of using genetically engineered ingredients for our food brands offers no clear benefit for our consumers — or our business. Doing so could even put P&G at a competitive disadvantage because we would not have the opportunity to use the full range of ingredient supplies available to us.

      What’s more, we would be turning our backs on the benefits of biotechnology in foods, such as reducing the use of pesticides and creating more nutritious foods. The proponents don’t address these and other potential future benefits. We agree with the statement of the United Nations Human Development Report 2001 which states: “The current debate in Europe and the United States over genetically modified crops mostly ignores the concerns and needs of the development world.”

      We respect the views of those who question the value of biotechnology in foods. At the same time, we’re convinced our food brands are safe. Our consumers can count on that.

      The Board of Directors recommends a vote AGAINST this proposal.

Shareholder Proposal No. 3

      The New York City Comptroller’s Office as Custodian and Trustee of the New York City Fire Department Pension Fund, the New York City Police Pension Fund, the New York City Employees Retirement System, and the New York City Teachers Retirement System, owning 4,432,749 shares of Common Stock of the Company, in conjunction with eight co-sponsoring organizations (whose names with shares of Common Stock of the Company beneficially held, will be furnished to any person upon request in writing to Linda D. Rohrer, Assistant Secretary, The Procter & Gamble Company, P.O. Box 599, Cincinnati, OH 45201 or by telephone at 513-983-8697 or by e-mail at rohrer.ld@pg.com), have given notice that they intend to present for action at the annual meeting the following resolution:

Whereas, Procter & Gamble currently has extensive overseas operations, and

Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and

Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

Whereas, a number of corporations have implemented independent monitoring programs with respected local human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

Whereas, many of these programs incorporate the conventions of the International Labor Organization (ILO) on workplace human rights which include the following principles:

1.	All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98).

2.	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135).

3.	There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111).

4.	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105).

5.	There shall be no use of child labor. (ILO Conventions 138 and 182), and,

Whereas, independent monitoring of corporate adherence to internationally recognized human rights standards is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained.

Therefore, be it resolved that shareholders request the Board of Directors to commit to:

1.	Amend Procter & Gamble buying policy and standard purchase contracts to reflect adoption of the principles defined by the International Labor Organization (ILO). (“Declaration on Fundamental Principles and Rights at Work and its Follow-up”).

2.	Establish an independent monitoring process that assesses adherence to these conventions and,

3.	Report annually on adherence to the amended policy through an independent and transparent process.

      The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

      P&G has an unwavering commitment to the fair and equitable treatment of workers, the tenets of basic human rights and high standards for the ethical behavior of our employees and business partners everywhere in the world that we conduct business. These principles and standards are embodied in Our Values and Code of Conduct, http://www.pg.com/ content/ pdf/ 01 about pg/ 01 about pg homepage/ about pg toolbar/ download report/ values and code of conduct.pdf and are rooted in our Company’s Statement of Purpose, Values and Principles.

      We take our responsibilities as a global company seriously and have longstanding policies and procedures throughout our organization that govern our actions in the areas of worker and human rights; health, safety and environment; bribery and corruption; employee and consumer privacy; and our relationship with our vendors. To this end, we support the Global Sullivan Principles of Corporate Social Responsibility, of which P&G is an original charter supporter.

      In November 2001, our Global Purchases organization expanded their annual communications to all P&G suppliers worldwide. This was done to reaffirm our expectations of supplier compliance with our standards and policies in the areas of human rights, child labor, working conditions, employment practices, privacy, etc. We also provided the Sustainability Guidelines for Vendor Relations booklet, http://www.pg.com/ content/ pdf/ 01 about pg/ 01 about pg homepage/ aboutpg toolbar/ download report/ guidelines for vendor  relations.pdf again this year and intend to disseminate this information on a yearly basis. Our standard contract language requires vendor compliance with local employment laws.

      We have internal control procedures in place to give us assurance that both we and our vendors are conducting business consistent with our policies and principles. Moreover, when we learn of exceptions to our Code of Conduct and Vendor Guidelines, whether through our internal control mechanisms, facility visits by P&G people, or by external sources, we move quickly to investigate and take corrective action. We have made it clear that, while we will make every effort to work with our vendors to correct any issues, we will discontinue the business relationship should violations of our principles not be addressed and corrected.

      P&G believes strongly in the value of reporting and transparency. This is evidenced by our leadership role over the years in environmental reporting dating back to 1993 and then in 1999 as one of the first public companies to produce a Sustainable Development report that integrates environmental protection, social equity and economic development into an annual report. This annual report is available online at http://www.pg.com/ content/ pdf/ 01 about pg/ 01 about pg homepage/ about pg toolbar/ download report/ sustainability  report.pdf. Our 2002 report will be published and available via pg.com in October. All of our reports are also available on CD-Rom.

      P&G has a fundamental commitment to human rights. We always conduct our business with integrity and a strong core value to “do the right thing.” We have earned a reputation as a leader in human resources, employee compensation and benefits workplace safety, environmental management of our operations, community involvement and ethical business practices. Again this year, the Dow Jones Sustainability Group ranked P&G #1 in the non-durable consumer goods category. In April 2002, we also earned recognition as one of the top 5 companies in Business Ethics magazine’s annual list of the “100 Best Corporate Citizens.” Fortune magazine ranked us #3 in their list of the most socially responsible companies and several of our operations around the world earned similar top rankings in the social responsibility area.

      In summary, P&G believes that:

1.	The Company already has internal policies and procedures firmly in place that reflect the ILO Declaration on Fundamental Principles and Rights at Work;

2.	P&G has internal control mechanisms to identify and correct exceptions to our policies and principles; and

3.	The Company is already a leader in the global business community in transparency and reporting of its environmental and sustainable development performance.

      The Board of Directors recommends a vote AGAINST this proposal.

2003 Annual Meeting Date

      It is anticipated that the 2003 annual meeting of shareholders will be held on Tuesday, October 14, 2003. Pursuant to regulations issued by the Securities and Exchange Commission, to be considered for inclusion in the Company’s proxy statement for presentation at that meeting, all shareholder proposals must be received by the Company on or before the close of business on Friday, April 25, 2003. If a shareholder notifies the Company after July 9, 2003 of an intent to present a proposal at the 2003 annual meeting of shareholders, the Company will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials.

Other Matters

      No action will be taken with regard to the minutes of the annual meeting of shareholders held October 9, 2001 unless they have been incorrectly recorded.

      The Board of Directors knows of no other matters which will come before the meeting. However, if any matters other than those set forth in the notice should be properly presented for action, the persons named in the proxy intend to take such action as will be in harmony with the policies of the Company and, in that connection, will use their discretion.

Printed on Recycled Paper

#0038-7116

[PROCTER & GAMBLE LOGO]

Dear Shareholder:

On August 23, 2002 we sent you a notice and proxy statement plus proxy card for the annual meeting of The Procter & Gamble Company to be held on Tuesday, October 8, 2002.

As of September 24 we have not received your proxy. If you have in fact already voted, we thank you. If not, we hope you will do so now.

In case you have lost the original card and need a new one to respond at this time, we enclose a duplicate together with a return envelope. You can also vote by telephone or internet. Instructions are included on the proxy card.

Thank you for your attention to this matter.

THE PROCTER & GAMBLE COMPANY

[PROCTER & GAMBLE LOGO]

THE PROCTER & GAMBLE COMPANY	VOTE BY INTERNET — www.proxyvote.com
P.O. BOX 5572	Use the Internet to transmit your voting instructions
CINCINNATI, OH 45201-5572	anytime before 11:59 p.m. on October 7, 2002. Have your
proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number, which is
located below, to obtain your records and to create an
electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting
instructions anytime before 11:59 p.m. on October 7, 2002.
Have your proxy card in hand when you call. You will be
prompted to enter your 12-digit Control Number, which is
located below, and then follow the simple instructions the
Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the
postage-paid envelope we have provided or return to The
Procter & Gamble Company, c/o ADP, 51 Mercedes Way,
Edgewood, NY 11717.

NOTE: Please sign exactly as name(s)
appear hereon. When signing as attorney,
executor, administrator, trustee, or
guardian, please give full name as such.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: PRCGAM	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE PROCTER & GAMBLE COMPANY
The Board of Directors recommends a vote FOR the following
actions or proposals.

Vote On Directors

1.	ELECTION OF DIRECTORS (terms expiring in 2005) Nominees: 01) Bruce L. Byrnes, 02) Scott D. Cook, 03) Domenico DeSole, 04) Charles R. Lee and 05) Ernesto Zedillo	For All [ ]	Withhold All [ ]	For All Except [ ]	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
__________________________

Vote On Proposals
		For	Against	Abstain
2.	Ratify Appointment of Independent Auditors	[ ]	[ ]	[ ]

The Board of Directors recommends a vote AGAINST the following shareholder proposals, if presented at the annual meeting.

		For	Against	Abstain

3.	Shareholder Proposal No. 1 Cumulative voting	[ ]	[ ]	[ ]

4.	Shareholder Proposal No. 2 Label genetically engineered foods	[ ]	[ ]	[ ]

5.	Shareholder Proposal No. 3 Code of Business Conduct	[ ]	[ ]	[ ]

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

[PROCTER & GAMBLE LOGO]

ADMISSION TICKET

You are cordially invited to attend the annual meeting of shareholders of The Procter & Gamble Company to be held on Tuesday, October 8, 2002 at 12:00 noon at the Procter & Gamble Hall at The Aronoff Center for the Arts, 650 Walnut Street, Cincinnati, Ohio.

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable. If your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

THE PROCTER & GAMBLE COMPANY

[PROCTER & GAMBLE LOGO]

SHAREHOLDER’S PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD
Annual Meeting of Shareholders-Tuesday, October 8, 2002

     The undersigned hereby appoints John E. Pepper, A. G. Lafley and Norman R. Augustine, and each of them (with respect to any shares of Common Stock held by the undersigned directly or via the Company’s Shareholder Investment Program) as proxies to attend the annual meeting of shareholders of the Company to be held on Tuesday, October 8, 2002 at 12 o’clock noon in Cincinnati, Ohio and any adjournment thereof and vote all shares held by or for the benefit of the undersigned as indicated on the reverse side of this card: for the election of Directors; upon the Board of Directors and shareholder proposals listed; and, finally, upon such other matters as may properly come before the meeting. If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors, FOR item 2 and AGAINST the shareholder proposals listed as items 3, 4 and 5.

     This proxy also provides voting instructions for shares held by the Trustees of the Retirement Trust and the Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (as applicable, with respect to shares of Common Stock and Series A and B ESOP Convertible Class A Preferred Stock held for the benefit of the undersigned) and directs such Trustees to vote as indicated on the reverse side of this card: for the election of Directors; upon the Board of Directors and shareholder proposals listed; and, finally, upon such other matters as may properly come before the meeting. The Trustees will vote shares of the Company’s Stock held by them for which instructions are not received in direct proportion to the voting of shares for which instructions have been received, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended. The Trustees will vote unallocated shares in direct proportion to voting by allocated shares of the same Class in aggregate, for which instructions have been received.

     This proxy/voting instruction card is solicited jointly by the Board of Directors of the Procter & Gamble Company and the Trustees of the Plan Trust, listed above pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. This card should be mailed in the enclosed envelope in time to reach the Company’s proxy tabulator, Automatic Data Processing, 51 Mercedes Way, Edgewood, NY 11717 by 9:00 a.m. on Tuesday, October 8, 2002 for Common shares to be voted and 5:00 p.m. on Monday, October 7, 2002 for the Trustees to vote the Plan Shares. Automatic Data Processing will report separately to the Proxy Committee and to the Trustees as to proxies received and voting instructions provided, respectively. Individual proxy voting and voting instructions will be kept confidential by Automatic Data Processing and not provided to the Company.